Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Super League Gaming, Inc. of our report dated March 31, 2022, relating to the consolidated financial statements of Super League Gaming, Inc. appearing in the Annual Report on Form 10-K of Super League Gaming, Inc. for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Irvine, California

February 17, 2023